Exhibit 10.5

LOAN AGREEMENT

THIS LOAN AGREEMENT (as the same may be amended, restated or otherwise modified from time to time, this “Agreement”), is made as of May 3, 2017 (the “Closing Date”), by and between PARKWAY BANK AND TRUST COMPANY, an Illinois banking corporation (“Lender”), and IRESI VERNON HILLS COMMONS, L.L.C., a Delaware limited liability company (“Borrower”).

RECITALS

A.	Borrower desires to obtain a loan (the “Loan”) from Lender in the original principal amount of Thirteen Million Eight Hundred Thousand and 00/100 Dollars ($13,800,000.00) (the “Loan Amount”); and
B.	Lender is willing to make the Loan on the condition that Borrower, among other things, joins in the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the making of the Loan by Lender, and the covenants, agreements, representations, and warranties set forth in this Agreement, the parties hereby covenant, agree, represent and warrant as follows:

ARTICLE I
CERTAIN DEFINITIONS

“Account Collateral” has the meaning set forth in Section 5.2(A) of this Agreement.

“Affiliate(s)” means any person or Entity directly or indirectly controlling, controlled by, or under common control with Borrower or any person or Entity owning a material interest in Borrower, either directly or indirectly.

“Approved Accounting Method” has the meaning set forth in Section 5.1 of this Agreement.

“Assignment of Leases” means the Assignment of Leases and Rents of even date herewith, from Borrower to Lender encumbering the Premises, as the same may be modified, supplemented or amended.

“Code” has the meaning set forth in Section 3.1(F) of this Agreement.

“Collateral” means, collectively, all of the property of Borrower which is subject to a lien or security interest granted to Lender under any of the Loan Documents, including, without limitation, the Premises, the Account Collateral and all proceeds and products of the foregoing, all whether now owned or hereafter acquired, and all other property that is or hereafter may become subject to a lien in favor of Lender.

“Entity” means a (a) corporation, (b) limited or general partnership, (c) limited liability company or (d) statutory trust.

“Environmental Indemnity” means the Environmental Indemnity Agreement dated the date hereof executed by Borrower and Guarantor, and delivered to Lender in connection with the Loan, as the same may be modified, supplemented or amended.

“ERISA” has the meaning set forth in Section 3.1(G) of this Agreement.

“Event of Default” or “Events of Default” has the meaning set forth in Section 4.1 hereof.

“Governmental Authority” means any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over Borrower, the Premises, or any Person with jurisdiction over Borrower or the Premises exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means IRESI.

“Guaranty” means the Guaranty dated the date hereof executed by Guarantor and delivered to Lender in connection with the Loan, as the same may be modified, supplemented or amended.

“Improvements” has the meaning set forth in the Mortgage.

“Indebtedness” has the meaning set forth in the Mortgage.

“Interest Owner(s)” means any person or entity owning an interest (directly or indirectly) in Borrower, including, without limitation any grantor, trustor or beneficiary thereof.

“Investor” has the meaning set forth in Section 5.4(A) of this Agreement.

“IRESI” means Inland Residential Properties Trust, Inc., a Maryland corporation.

“Land” has the meaning set forth in the Mortgage and shall be construed to mean, as the context may require, one or more or all of the individual parcels comprising the Land encumbered by the Mortgage.

“Leases” means, collectively, (a) any lease of the Premises or parts thereof hereafter made by Borrower, and (b) those certain written leases of various dates covering the Premises or parts thereof more particularly described in the rent roll attached as Exhibit B to the Assignment of Leases, and any other lease of the Premises or parts thereof hereafter made by Borrower.

“Legal Requirements” has the meaning assigned to that term in the Mortgage.

“Limited-Asset Entity” means an Entity that, at all times until the Indebtedness is paid in full, (i) will not have any assets other than the Premises, cash, and marketable securities, and (ii) will not create, assume, incur, guarantee, or become liable for any debt, obligations, or performance of obligations for the benefit of any other Person except for the Loan, and liabilities incurred in the normal and prudent operation of the Premises.

“Loan Documents” means this Agreement, the Note, the Mortgage, the Assignment of Leases, the Security Agreement, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty and any and all other documents delivered from time to time by or on behalf of Borrower hereunder or thereunder, as the same may be modified, supplemented or amended.

“Manager” means Inland Residential Real Estate Services LLC, a Delaware limited liability company.

“Material Adverse Effect” means a material adverse effect upon (i) Borrower’s business or financial position or results of operation, (ii) any Borrower’s ability to perform, or of Lender to enforce, any of the Loan Documents, or (iii) the value of (x) the Collateral taken as a whole or (y) the Premises.

“Maturity Date” means May 3, 2024 or as otherwise amended or restated pursuant to the terms of the Note or the other Loan Documents.

“Mortgage” means that certain Mortgage, Security Agreement, Assignment of Rents and Fixture Filing dated as of the date hereof, made by Borrower and delivered to Lender as security for the Loan, as the same may be modified, supplemented or amended.

“Note” means the Secured Promissory Note evidencing the Loan, dated as of the date hereof, made by Borrower to Lender, as such promissory note may be modified, amended, supplemented, extended or consolidated in writing, and any note(s) issued in exchange therefor or in replacement thereof.

“Notice” has the meaning given such term in Section 6.20 of this Agreement.

“Permitted Encumbrances” means those encumbrances shown on Schedule B of the Title Insurance Policy.

“Permitted Transfer” has the meaning set forth in Section 6.19 of this Agreement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other Entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Premises” has the meaning set forth in the Mortgage and shall be construed to mean, as the context may require, one or more or all of the individual parcels of Land described more particularly in the Mortgage, together with all property, rights and interests related to such parcel, comprising the Premises encumbered by the Mortgage.

“Qualified Manager” means a successor Manager acceptable to Lender in Lender’s reasonable discretion, which Manager shall be a reputable management company having experience in the management of commercial properties and/or multifamily properties in the jurisdiction in which the Premises is located and shall not be paid management fees in excess of fees that are market fees in the surrounding geographic area.

“Rating Agency(ies)” means each statistical rating agency that has assigned a rating to any participation interest, certificate or security issued in connection with a Securitization Transaction.

“Rents” has the meaning provided in the Assignment of Leases.

“Securitization Transaction” has the meaning set forth in Section 5.4(A) of this Agreement.

“Security Agreement” means the Security Agreement dated the date hereof executed by Borrower and delivered to Lender in connection with the Loan, as the same may be modified, supplemented or amended.

“Security Deposits” means all security deposits held or to be held with respect to the Premises, pursuant to the Leases.

“Taking” has the meaning provided in the Mortgage.

“Title Insurance Policy” means individually and collectively, as the context may require, those certain loan policies of title insurance issued by Chicago Title Insurance Company in the aggregate amount of not less than the Loan Amount and insuring the first-priority lien in favor of Lender created by the Mortgage, in each case acceptable to Lender in Lender’s discretion.

“Transfer” has the meaning set forth in Section 2(f) of the Mortgage.

“UCC” means, with respect to any Collateral, the Uniform Commercial Code in effect in the jurisdiction in which the relevant Collateral is located.

ARTICLE II
GENERAL TERMS

Section 2.1      Loan Commitment; Disbursement to Borrower; Prepayment.

(A)     The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make the Loan to Borrower on the Closing Date, in the Loan Amount, which Loan will mature on the Maturity Date.

(B)       Disbursement to Borrower. Borrower may request and receive only one borrowing in respect of the Loan, which will not be subject to additional advances and any amount borrowed and repaid in respect of the Loan may not be reborrowed. Borrower shall, on the Closing Date, receive the Loan Amount, subject to the direction given by Borrower as to the application of Loan proceeds.

(C)       The Note and Other Loan Documents. The Loan shall be evidenced by the Note (made in the Loan Amount) and evidenced or secured by the other Loan Documents executed and delivered in connection with the Loan. The Note shall bear interest as provided in the Note, and shall be subject to the payment of interest and principal and the repayment and prepayment of the Indebtedness as provided for herein and therein. The Note shall be entitled to the benefits of this Agreement and shall be secured by the Mortgage and the other Loan Documents given to further secure the Loan.

(D)       Loan Prepayment. Except as may be provided in the Note, Borrower shall have the right, after giving 30 days’ prior written notice to Lender, and for any casualty insurance proceeds and condemnation awards applied to reduce the Loan as described in the Mortgage, to prepay (without penalty or premium) in whole or in part, principal owed under the Note together with interest thereon to the date on which payment is made, along with all sums, amounts, advances, or charges then due under any instrument or agreement by which the Note is secured. In the event of partial payments, there will be no release of Collateral except upon terms satisfactory to Bank.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

In order to induce Lender to make the Loan to Borrower and in consideration of Lender’s reliance thereon, Borrower hereby represents, warrants and covenants, as follows:

Section 3.1.      Representations and Warranties Relating to Borrower.

(A)      Organization. Borrower is and, until the Indebtedness is paid in full, will continue to (a) be a duly organized and validly existing Entity in good standing under the laws of the state of its formation, (b) if applicable, be duly qualified as a foreign Entity in each jurisdiction in which the nature of its business, the Premises or any of the other Collateral makes such qualification necessary or desirable, (c) have the requisite Entity power and authority to carry on its business as now being conducted, (d) have the requisite Entity power to execute, deliver and perform its obligations under the Loan Documents, (e) comply with the provisions of all of its organizational documents and the legal requirements of the state of its formation and those states in which in which it is qualified as a foreign Entity, and (f) be a Limited-Asset Entity.

(B)       Authorization. The execution, delivery and performance of the Loan Documents and the borrowing evidenced by the Note (i) are within the applicable powers of Borrower and each other party to the Loan Documents (other than Lender); (ii) have been authorized by all requisite action; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under any provision of law, any order or judgment of any court or Governmental Authority, the articles of incorporation, articles of formation or organization, by-laws, partnership, operating or trust agreement, or other governing instrument of Borrower or any other party to the Loan Documents (other than Lender), or any indenture, agreement or other instrument to which Borrower or any other party to the Loan Documents (other than Lender) is a party or by which each such party or any of their respective assets or the Premises is or may be bound or affected; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of such party’s assets, except the liens and security interests created by the Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority or other body (except for the recordation of the Mortgage and any other Loan Document intended to be recorded in the appropriate land records in the state in which the applicable tract forming a part of the Premises is located and except for UCC filings relating to the security interest created hereby and by the Security Agreement).

(C)       Enforceability. The Loan Documents constitute the legal, valid, and binding obligations of Borrower and the other parties to the Loan Documents (other than Lender), enforceable against each such party in accordance with their respective terms, except as may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law). Such Loan Documents are, as of the date hereof, not subject to any right of rescission, set-off, counterclaim, or defense by Borrower or any other party to the Loan Documents (other than Lender), including the defense of usury, nor will the operation of any of the terms of the Note, the Mortgage, or such other Loan Documents, or the exercise of any right thereunder, render the Mortgage unenforceable against Borrower, in whole or in part, or give rise to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, and neither Borrower nor any other party to the Loan Documents (other than Lender) have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(D)       Financial Condition. (i) Borrower is solvent and no bankruptcy, reorganization, insolvency or similar proceeding under any state or federal law with respect to Borrower has been initiated, (ii) Borrower has not entered into this loan transaction with the intent to hinder, delay or defraud any creditor, (iii) Borrower has received reasonably equivalent value for the making of the Loan and (iv) Borrower has no known contingent liabilities that could have a Material Adverse Effect.

(E)       Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending and served or, to the knowledge of Borrower, threatened against Borrower or the Premises that would have a Material Adverse Effect.

(F)       Not Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, together with applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form (the “Code”).

(G)       ERISA. As of the date hereof and until the Indebtedness is paid in full: (i) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, (ii) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA, (iii) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (iv) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans, (v) Borrower has made and will continue to make all required contributions to all employee benefit plans, if any, established for or on behalf of Borrower or to which Borrower is required to contribute, (vi) Borrower has and will continue to administer each such plan, if any, in accordance with its terms and the applicable provisions of ERISA and any other federal or state law; and (vii) Borrower has not and will not permit any liability under Sections 4201, 4243, 4062 or 4069 of Title IV of ERISA or taxes or penalties relating to any employee benefit plan or multi-employer plan to become delinquent or assessed, respectively, if doing so would have a Material Adverse Effect.

(H)       Investment Company Act. Borrower is not and, until the Indebtedness is paid in full, will not be (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other federal or state law or regulation that purports to restrict or regulate its ability to borrow money.

(I)       Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction that is likely to have a Material Adverse Effect. Borrower is not in default in any respect in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any indenture, agreement or instrument to which it is a party or by which it or the Premises is bound.

(J)       Location of Chief Executive Offices and Borrower’s Trade Name. The location of Borrower’s principal place of business and chief executive office is 2901 Butterfield Road, Oak Brook, Illinois 60523, and Borrower has no other places of business. Borrower does not conduct its business “also known as”, “doing business as” or under any other name. Borrower shall not change its principal place of business or chief executive office or conduct its business under any other name, without first notifying Lender in writing at least 30 days prior to any such change.

(K)       No Defaults. No default or Event of Default exists under or with respect to any Loan Document.

(L)       Labor Matters. Borrower is not a party to any collective bargaining agreements.

(M)       Intellectual Property. All trademarks, trade names and service marks that Borrower owns or has pending, if any, or under which Borrower is licensed, if any, are in good standing and uncontested. There is no right under any trademark, trade name or service mark necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business. To the best of Borrower’s knowledge, Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower.

Section 3.2.      Representations and Warranties Relating to the Premises.

(A)      Title Issues.

(i)       Borrower owns indefeasible, marketable and insurable fee simple title to the Premises, free and clear of all liens, other than the Permitted Encumbrances applicable to the Premises, and until the Indebtedness is paid in full Borrower shall not permit any liens (other than the Permitted Encumbrances, any title matters or exceptions approved in writing by Lender subsequent to the date hereof, taxes that are not yet due or delinquent, or any lien that is contested by the Borrower in accordance with and subject to paragraph 1(e) of the Mortgage) to attach to the Premises. Borrower has the right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the same. There are not now, and until the Indebtedness is paid in full, there will not be any outstanding options or agreements to purchase or rights of first refusal affecting the Premises. The Permitted Encumbrances do not and, until the Indebtedness is paid in full, will not materially and adversely affect (a) the ability of Borrower to pay in full all sums due under the Note or any of its other obligations in a timely manner (b) the use of the Premises for the use currently being made thereof, the operation of the Premises as currently being operated or the value of the Premises, or (c) the value or marketability of the Premises.

(ii)       No Taking has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Premises or for the relocation of roadways providing access to the Premises.

(iii)       All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full. Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment used in connection with the operation of the Premises, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by the Loan Documents securing the Loan.

(iv)       The Premises is and, until the Indebtedness is paid in full, will be, assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or Improvements are, and until the Indebtedness is paid in full, no other land or Improvements will be, assessed and taxed together with the Premises or any portion thereof.

(v)       Except as disclosed in the Title Insurance Policy, there are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Premises, nor, to Borrower’s knowledge, are there any contemplated improvements to the Premises that may result in such special or other assessments and until the Indebtedness is paid in full, Borrower shall not permit any taxes, assessments, fees, water, sewer or other charges by Governmental Authorities relating to the Premises to become delinquent.

(vi)       The Mortgage creates a valid and enforceable first mortgage lien on the Premises as security for the repayment of the Indebtedness, subject only to the Permitted Encumbrances, any title matters or exceptions approved in writing by Lender subsequent to the date hereof, and taxes that are not yet due or delinquent. Each Loan Document securing the Loan establishes and creates a valid, effective, and enforceable first lien on and a security interest in, or claim to, the rights and property described therein. All personal property and fixtures covered by each such Loan Document are subject to a UCC financing statement filed and/or recorded, as appropriate, or irrevocably delivered to an authorized agent of the company issuing the Title Insurance Policy for such recordation or filing in all places necessary to perfect a valid first priority lien with respect to the rights and property that are the subject of each such Loan Document to the extent governed by the UCC.

(B)       Status of the Premises.

(i)       No portion of the Improvements is located in an area identified by the Secretary of Housing and Urban Development or the Federal Emergency Management Agency or any successor thereto as an area having special flood or seismic hazards, or, if now or hereafter located within any such area, Borrower has obtained and will maintain the applicable flood hazard and/or earthquake insurance prescribed in the Mortgage.

(ii)       Borrower has obtained and, until the Indebtedness is paid in full, will maintain all necessary certificates, licenses, permits and other approvals, governmental and otherwise, necessary for the operation of the Premises; and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are and, until the Indebtedness is paid in full, will remain in full force and effect and not subject to revocation, suspension, forfeiture or modification.

(iii)       Except as set forth in the title policy or survey delivered to Lender, as of the date hereof, and until the Indebtedness is paid in full: (a) the Premises and the present and contemplated use, occupancy, operation and construction thereof are and will remain in full compliance with all covenants and restrictions and all applicable licenses, permits and other approvals and all zoning ordinances, building codes, land use and environmental laws and other similar laws, (b) none of the Improvements lie or will lie outside of the boundaries of the Land or the applicable building restriction lines to the extent that such would have a Material Adverse Effect, (c) no improvements on adjoining properties (now or will) materially encroach upon the Land.

(iv)       The Premises are served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Premises have accepted or are equipped to accept such utility service. The Premises are served by public water and sewer systems. All of the foregoing utilities are located in the public right-of-way abutting the Premises, and all such utilities are connected so as to serve the Premises either (a) without passing over other property or, (b) if such utilities pass over other property, they do so pursuant to valid easements.

(v)       All public roads and streets necessary for service of and access to the Premises for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.

(vi)       The Premises is free from (a) damage caused by fire or other casualty; and (b) material structural defects; and all building systems contained therein are in good working order in all material respects, subject to ordinary wear and tear.

(vii)       Any and all liquid and solid waste disposal, septic and sewer systems located on the Premises are in a good and safe condition and repair and in compliance with all Legal Requirements.

(C)       Status of the Leases and Rents.

(i)       No Prior Assignment. As of the date hereof, (i) Lender is the assignee of Borrower’s interest under the Leases, and (ii) there are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable that are presently outstanding.

(ii)       Security Deposits. As of the date hereof, Borrower is in compliance with all applicable Legal Requirements relating to all Security Deposits.

(iii)       Leases. (a) Borrower is the sole owner of the entire lessor’s interest in the Leases to which it is a party; (b) the Leases are the valid, binding and enforceable obligations of the Borrower and the applicable tenant or lessee thereunder; (c) the terms of all alterations, modifications and amendments to the Leases are reflected in the tenant estoppel letters, if any, delivered to and approved by Lender; (d) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated other than to Lender; (e) none of the Rents have been collected for more than 1 month in advance; (f) the premises demised under the Leases have been completed and the tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis; (g) there exists no offset or defense to the payment of any portion of the Rents; (h) the Leases do not contain an option to purchase, right of first refusal to purchase, expansion right, or any other similar provision; and (i) no Person has any possessory interest in, or right to occupy the Premises, except under and pursuant to a Lease; and (j) all leasing broker fees and commissions payable by Borrower with respect to the Leases have been paid in full, in cash or other form of immediately available funds.

Section 3.3      Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in the Loan Documents or in any other document or certificate delivered to Lender by Borrower contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading; provided that with respect to any document provided by a seller of any part of the Premises to Borrower and delivered to Lender by Borrower, the foregoing representations are to Borrower’s knowledge. There is no fact presently known to Borrower that has not been disclosed to Lender that will have a Material Adverse Effect, nor as far as Borrower can foresee, might have a Material Adverse Effect.

Section 3.4.      Survival of Representations and Warranties. Borrower agrees that (A) all of the representations and warranties of Borrower set forth in this Agreement and/or in the other Loan Documents delivered as of the date hereof are initially made as of the date hereof (except as expressly otherwise provided) and (B) all representations, warranties and covenants made by Borrower shall be continuing and survive the delivery of the Note and continue for so long as any Indebtedness remains owing, provided, however, that the representations and warranties set forth in the Environmental Indemnity shall survive as stated therein. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE IV
DEFAULTS AND REMEDIES

Section 4.1.      Events of Default. Each of the following shall constitute an “Event of Default” hereunder:

(A)        failure to pay when due any principal of or interest on the Note or any other Indebtedness, utilities, taxes or assessments or insurance premiums required pursuant to the Loan Documents and continuance of such failure for five (5) days after payment of any such amount is due; or

(B)       Borrower, any Interest Owner or any guarantor, including Guarantor, voluntarily brings or acquiesces to any of the following: (i) any action for dissolution, act of dissolution or dissolution or the like of Borrower, any Interest Owner or any guarantor, including Guarantor, under the Federal Bankruptcy Code as now or hereafter constituted; (ii) the filing of a petition or answer proposing the adjudication of Borrower or any guarantor, including Guarantor, as a bankrupt or its reorganization or arrangement, or any composition, readjustment, liquidation, dissolution or similar relief with respect to it pursuant to any present or future federal or state bankruptcy or similar law; or (iii) the appointment by order of a court of competent jurisdiction of a receiver, trustee or liquidator of the Premises or any part thereof or of Borrower, any Interest Owner or any guarantor, including Guarantor, or of substantially all of the assets of Borrower, any Interest Owner or any guarantor, including Guarantor; or

(C)       one or more of the items set forth in Section 4.1(B) above occur which were either not (i) voluntarily brought by Borrower, any Interest Owner or any guarantor, including Guarantor, or (ii) acquiesced in by Borrower, any Interest Owner or any guarantor, including Guarantor, and which are not discharged or dismissed within 90 days after the action, filing or appointment, as the case may be; provided, however, that with respect to the matters in (B) and (C) above for an Interest Owner only, no Event of Default shall occur until an interested party or Interest Owner asserts a claim or right against Borrower or the Premises which delays or otherwise affects Lender’s rights, remedies, or interests granted under the Loan Documents (whether or not such assertion is successful).

(D)       Borrower shall fail to keep the Premises insured at all times as required by the terms hereof and of the other Loan Documents;

(E)       with respect to matters not described in the other subsections of this Section 4.1, failure to duly observe or perform any material covenant, condition or agreement of Borrower contained in this Agreement, and such failure shall have continued for 30 days after Notice specifying such failure is given by Lender to Borrower; provided, that (i) if any such failure to observe or perform shall be of such nature that it can be cured, but cannot be cured or remedied within 30 days, and (ii) such failure to observe or perform shall not be with respect to Sections 3.1(G) or (H), Section 5.7, Section 5.8, Section 6.4, or Section 6.21, Borrower shall be entitled to a reasonable period of time to cure or remedy such failure (not to exceed 90 days following the giving of Notice), provided Borrower commences the cure or remedy thereof within the 30 day period following the giving of Notice and thereafter proceeds with diligence, as determined by Lender, to complete such cure or remedy; or

(F)       with respect to matters not described in the other subsections of this Section 4.1, failure to duly observe or perform any material covenant, condition or agreement of Borrower contained in any of the other Loan Documents, which continues beyond any applicable grace of cure period set forth therein; or

(G)       any Transfer other than a Permitted Transfer occurs with respect to any portion of the Premises or the other Collateral; or

(H)       any representation when made by or on behalf of Borrower or any guarantor, including Guarantor, in any of the Loan Documents or regarding the Premises, the making or delivery of any of the Loan Documents or in any material written information provided by or on behalf of Borrower or any guarantor, including Guarantor, in connection with the Loan shall prove to be untrue or inaccurate in any material respect; or

(I)       the failure of Borrower to remain a Limited Asset Entity; or

(J)       Borrower, in its capacity as landlord under the Leases, defaults in its obligations under such Leases and such default continues beyond any applicable cure periods; or

(K)       at any time during the term of this Agreement, Manager shall not be the managing agent for the Premises.

Section 4.2      Remedies. Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents, or at law or in equity may be exercised by Lender at any time and from time to time, without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Premises or all or any portion of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity, or contract or as set forth herein or in the other Loan Documents.

ARTICLE V
SPECIAL PROVISIONS

Section 5.1.      Financial Reporting. Borrower shall keep adequate books and records of account in accordance with United States generally accepted accounting principles or in accordance with other methods of accounting acceptable to Lender in its sole discretion, consistently applied (“Approved Accounting Method”) and shall furnish to Lender the following, which shall be prepared, dated and certified by Borrower or Guarantor, as the case may be, as true, correct and complete in the form required by Lender, unless otherwise specified below:

(A)      Within 120 days after the end of each fiscal year of Guarantor, financial statements, prepared in accordance with the Approved Accounting Method, including, without limitation, a balance sheet, income and expense statements, prepared and audited by an accountant or accountants acceptable to Lender in the exercise of reasonable discretion, and accompanied by an unqualified audit opinion. Notwithstanding anything to the contrary contained herein, provided the Guarantor Form 10-K is timely filed with the Securities and Exchange Commission, the requirements set forth in this Section 5.1(A) shall be deemed satisfied.

(B)       Within 120 days after the end of each calendar year for Borrower, detailed analytical financial reports for Borrower covering the full and complete operation of the Premises, prepared in accordance with the Approved Accounting Method, including, without limitation, a balance sheet, income and expense statements (including monthly income and expense amounts for each of the preceding 12 months); and

(C)       Within 90 days after the end of each fiscal year of Borrower, a detailed rent roll stating the leasing status of the Premises as of the end of such year identifying such details as are applicable to a multi-family residential property, and, for commercial portion of the Property including the lessee (and assignee, subtenants and licensees, if any) and location of demised premises; square footage leased; base and additional rental amounts including any increases; commencement and expiration dates; early termination dates; renewal options and annual renewal rents; total net rentable area of the Premises; the existence of any affiliation between Borrower and tenant; and within 15 days of Lender’s request and if applicable and as available, a listing of sales volumes attained by lessees of the Premises under percentage leases, if any, for the immediately preceding year and an aged accounts receivable report. Within 15 days of Lender’s request the following concerning any leases for the commercial portion of the Property: identification of any assignees, subtenants and licensees, if any; description of any rental concessions, allowances, abatements and/or rental deferments; pass-through amounts; purchase options; and a detailed listing of tenant defaults.

Section 5.2      Security Agreement.

(A)      Pledge of Accounts. To secure the full and punctual payment and performance of all of the Indebtedness, Borrower hereby assigns, conveys, pledges and transfers to Lender and grants to Lender a first and continuing lien on and security interest in and to all of Borrower’s right, title, and interest in (i) all funds from time to time deposited or held in any account with Lender, all investments made with respect thereto and all interest, if any, earned thereon; (ii) all other amounts required under the Loan Documents to be deposited with and/or held by Lender, including but not limited to insurance proceeds and proceeds payable to Borrower pursuant to a Taking; and (iii) to the extent not covered by the clauses (i) and (ii) above, all products and proceeds of any or all of the foregoing (collectively, the “Account Collateral”). Borrower agrees that the Account Collateral shall not constitute any deposit or account of Borrower or moneys to which Borrower is entitled upon demand, or upon the mere passage of time or sums to which Borrower is entitled to any interest or crediting of interest by virtue of Lender’s mere possession of such deposits. Lender shall not be required to segregate any Account Collateral and may hold such deposits in its general account or any other account and may commingle such deposits with any other moneys of Lender or moneys that Lender is holding on behalf of any other person or entity.

(B)       Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, effective at any time after the occurrence and during the continuance of an Event of Default, after the expiration of any applicable grace or cure period, to execute, acknowledge, and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things, and deeds for and on behalf of and in the name of Borrower with respect to the Account Collateral, that Borrower could or might do or that Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein with respect to the Account Collateral and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. Beyond the exercise of reasonable care in the custody thereof, Lender shall not have any duty as to any Account Collateral or any income thereon in Lender’s possession or control or in the possession or control of any agents for, or of Lender, or the preservation of rights against any Person or otherwise with respect thereto, it being understood that so long as Lender exercises reasonable care, Lender shall not be liable or responsible for any loss, damage, or diminution in value by reason of the act or omission of Lender, or Lender’s agents, employees or bailees.

Section 5.3      Assignment and Assumption of the Loan. Borrower shall not Transfer all or any portion of the Premises nor shall any of the Interest Owners Transfer all or any portion of the equity held in Borrower except as may be expressly permitted in this Agreement.

Section 5.4      Transfer of Loan by Lender.

(A)      Although Lender has no present intention to do so, Lender may, at any time, sell, transfer or assign the Note, the other Loan Documents and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (each, as designated by Lender, a “Securitization Transaction”). Lender may forward to each purchaser, transferee, assignee, servicer, participant, investor in such Securitization Transaction or any Rating Agency (as hereinafter defined) rating such Securitization Transaction (collectively, the “Investor”) and each prospective Investor and the advisor of each of the foregoing, all documents and information that Lender now has or may hereafter acquire relating to the Indebtedness and to Borrower and the Premises, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable.

(B)       Borrower agrees that it shall cooperate with Lender and use Borrower’s reasonable efforts to facilitate the consummation of any Securitization Transaction, including, without limitation, by: (i) promptly and reasonably providing such information as may be requested in connection with the preparation of a private placement memorandum, prospectus or a registration statement required to privately place or publicly distribute the securities in a manner that does not conflict with federal or state securities laws; (ii) providing within 10 days of Lender’s request the reports described in Section 5.1(C) above and monthly income information for each of the preceding 12 months; and (iii) permitting Lender, or its designees to inspect the Premises during normal business hours upon reasonable advance notice from Lender requesting same and to discuss with Borrower or its agents information and documentation with respect to the operation and management of the Premises. Lender shall make reasonable efforts to ensure that the lessee’s business operations are not disrupted.

(C)       At any time, upon request of Lender, Borrower shall issue one or more separate (or component) notes (the “Component Notes”) with revised interest rates to replace the Note, the aggregate weighted average coupon rate of which shall, as of the issuance of the Component Notes, equal the initial interest rate on the Loan. Each Component Note may have a different interest rate. Borrower shall also be obligated to enter into such amendments to other Loan Documents as are necessary to reference the Component Notes. Notwithstanding the foregoing, Borrower shall only be required to issue such Component Notes as long as:

(i)	at and at all times after the issuance of such Component Notes, the aggregate weighted average coupon rate of the revised interest rates of the Component Notes equals the aggregate weighted average coupon rate of the Loan as if the Note had never been replaced;
(ii)	there shall be no negative economic effect upon Borrower’s debt service payments; and
(iii)	such replacement shall be at no cost and expense to Borrower (including that Lender shall reimburse Borrower for its reasonable attorneys’ fees in reviewing the Component Notes).

(D)       Lender agrees that any costs and expenses incurred by Lender under this Section 5.4 shall be the responsibility of and paid for by Lender.

(E)       Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

Section 5.5      Insurance Requirements. Borrower shall at all times keep or cause to be kept in full force and effect the insurance required by the Mortgage.

Section 5.6      Management of Premises. If the Premises are managed by any Borrower or an affiliate of any Borrower, then upon the occurrence of an Event of Default, Lender may request, upon 30 days prior written notice to Borrower, that Borrower selects a successor manager not affiliated with Borrower to manage the Premises. If a successor manager is required pursuant hereto, Borrower shall immediately seek to appoint a successor manager acceptable to Lender in Lender’s reasonable discretion, which successor manager shall be a reputable management company having experience in the management of commercial properties in the jurisdiction in which the Premises is located and shall not be paid management fees in excess of fees that are market fees in the surrounding geographic area.

Section 5.7    Leases. With respect to the commercial portion of the Property, Borrower shall neither enter into nor make any material amendment to the terms of the lease without obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. As used herein “material amendment” shall mean any amendment which reduces the term, increases the obligations of the Borrower or otherwise reduces the per square foot amount of rent payable under the Leases.

ARTICLE VI
MISCELLANEOUS

Section 6.1      No Liability of Lender. Borrower acknowledges and agrees that Lender’s acceptance or approval of any action of Borrower or any other matter requiring Lender’s approval, satisfaction, acceptance or consent pursuant to this Agreement or the other Loan Documents, including any report certificate, financial statement, appraisal, or insurance policy, will not be deemed a warranty or representation by Lender of the sufficiency, legality, effectiveness or other import or effect of such matter.

Section 6.2      No Third Parties Benefited. This Agreement is between and for the sole benefit of Borrower and Lender, and Lender’s successors and assigns, and creates no rights whatsoever in favor of any other Person and no other Person will have any rights to rely hereon.

Section 6.3      Time is of the Essence. Time is of the essence of Borrower’s obligations under this Agreement. Lender’s waiver of any default or Event of Default under this Agreement will not be deemed a waiver of any subsequent default or Event of Default.

Section 6.4      Binding Effect; No Borrower Assignment. This Agreement will be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, administrators, successors, and assigns, provided however Borrower may not assign its rights or interest in this Agreement without Lender’s prior consent, which may be withheld in Lender’s discretion as provided in the Mortgage.

Section 6.5     Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts when taken together shall constitute but one agreement.

Section 6.6      Integration; Amendments; Consents. This Agreement, together with the other Loan Documents, constitutes the entire agreement of the parties with respect to the Loan, and supersedes any prior negotiations or agreements, and supersedes any loan application submitted by Borrower to Lender and any commitment letter for the Loan delivered by Lender to Borrower. No modification, extension, discharge, termination or waiver of any provision of this Agreement or the other Loan Documents will be effective unless in writing, signed by the Person against whom enforcement is sought, and will be effective only in the specific instance for which it is given.

Section 6.7      Governing Law. THE LOAN DOCUMENTS AND THE PARTIES’ RIGHTS AND OBLIGATIONS THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO ILLINOIS’ PRINCIPLES OF CONFLICTS OF LAW), EXCEPT TO THE EXTENT (A) OF PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO THE CREATION, PERFECTION, FORECLOSURE AND ENFORCEMENT OF RIGHTS AND REMEDIES AGAINST THE PREMISES, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF WHERE THE PREMISES IS LOCATED, AND (B) THAT THE LAWS OF THE UNITED STATES OF AMERICA AND ANY RULES, REGULATIONS, OR ORDERS ISSUED OR PROMULGATED THEREUNDER, APPLICABLE TO THE AFFAIRS AND TRANSACTIONS ENTERED INTO BY LENDER, OTHERWISE PREEMPT THE LAW OF THE STATE WHERE THE PREMISES IS LOCATED OR ILLINOIS LAW; IN WHICH EVENT SUCH FEDERAL LAW SHALL CONTROL.

Section 6.8      Jurisdiction. Borrower irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or the Note may be brought in a court of record in the State of Illinois or in the Courts of the United States located in the State of Illinois, (b) submits to the jurisdiction of each such court in any such suit, action or proceeding and (c) waives any objection that it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Borrower irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Borrower at its address provided in Section 6.20 hereof. Nothing in this Section 6.8 will affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any suit, action, or proceeding against Borrower or Borrower’s assets in the courts of any other jurisdiction.

Section 6.9      Severability of Provisions. If a court of competent jurisdiction finds any provision of this Agreement or the other Loan Documents to be invalid or unenforceable as to any Person or circumstance in any state, such finding will not render that provision invalid or unenforceable as to any other Person or circumstance or in any other state. Where permitted by Legal Requirements, any provision found invalid or unenforceable will be deemed modified to the extent necessary to be within the limits of enforceability or validity; however, if such provision cannot be deemed so modified, it will be deemed stricken and all other provisions of this Agreement in all other respects will remain valid and enforceable.

Section 6.10      Preferences. Lender will have no obligation to marshal any assets for the benefit of Borrower or any other Person or in satisfaction of any or all of the Indebtedness. Lender will have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Indebtedness in accordance with the terms of this Loan Agreement, the Note or any other Loan Document. To the extent Borrower makes a payment to Lender or Lender receives any proceeds from the Collateral, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any bankruptcy, insolvency or other law, or for equitable cause, then, to the extent of such payment or proceeds released by Lender, the Indebtedness will be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 6.11      Joint and Several Obligations. If this Agreement is executed by more than one Person as Borrower, all references herein to Borrower shall be deemed to each such Person, individually and collectively, and the Indebtedness will be joint and several obligations.

Section 6.12      No Joint Venture or Partnership. Borrower and Lender intend that the relationship created under this Agreement and the other Loan Documents be solely that of borrower and lender. Nothing is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant to Lender any interest in the Premises other than that of mortgagee or secured party.

Section 6.13      Waiver of Counterclaim. Borrower hereby waives, to the extent permitted by applicable law, the right to assert any counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against Borrower by Lender under any of the Loan Documents.

Section 6.14      Intentionally Deleted.

Section 6.15      Headings, etc. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

Section 6.16      Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have those meanings given to them in the other Loan Documents.

Section 6.17      Waiver of Jury Trial. AFTER CONSULTING WITH COUNSEL AND CAREFUL CONSIDERATION, BORROWER AND LENDER (BY ITS ACCEPTANCE HEREOF) KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS LOAN AGREEMENT OR ANY OTHER INSTRUMENT OR AGREEMENT RELATED TO THE LOAN, OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN), OR ACTIONS OF BORROWER OR LENDER. THIS WAIVER IS A MATERIAL INDUCEMENT TO LENDER’S ACCEPTANCE OF THIS LOAN AGREEMENT.

Section 6.18      Intentionally Deleted.

Section 6.19      Permitted Transfers.

(a)       For purposes of this Agreement and Section 2(f) of the Mortgage, the term “Permitted Transfer” means the following transfers:

(i)       Minor Conveyances of Interests In the Premises. Without Lender’s consent, Borrower may grant easements, restrictions, covenants, reservations and rights-of-way in the ordinary course of business for access, parking, water and sewer lines, telecommunications, electric lines and other utilities or for other similar purposes, provided that no transfer, conveyance, or encumbrance shall materially impair the utility and operation of the applicable portion of the Premises or materially adversely affect the value of such tract forming a part of the Premises or the net operating income of such tract forming a part of the Premises. If Borrower receives any consideration in connection with any of said described transfers or conveyances, Borrower shall have the right to use such proceeds in connection with alterations performed in connection therewith or required thereby. In connection with any transfer, conveyance, or encumbrance permitted above, Lender shall execute and deliver any instrument reasonably necessary or appropriate to evidence its consent to said action or to subordinate the lien of the applicable Mortgage to such easements, restrictions, covenants, reservations, and rights-of-way or other similar grants upon receipt by Lender of: (A) a copy of the instrument of transfer, and (B) a certificate of an officer of Borrower stating that such transfer does not materially impair the utility or operation of such tract forming a part of the Premises or materially reduce the value of such tract forming a part of the Premises or the net operating income of such tract forming a part of the Premises.

(ii)       Intentionally Deleted.

(iii)       Intentionally Deleted.

(iv)       One Time Premises Transfer to Inland Affiliate. So long as no Event of Default exists under the Loan Documents, Lender shall not unreasonably withhold its consent to a one-time Transfer of the entire Premises in a single transaction to a Permitted Affiliate Transferee (hereinafter defined) provided Lender receives 30 days’ advance written notice from Borrower and provided the following conditions are complied with:

(1)       IRESI’ creditworthiness has not deteriorated, in Lender’s sole discretion, from the date hereof to the date of the proposed Transfer, and the Premises continue to be managed by a Qualified Manager;

(2)       the proposed entity shall be a Limited-Asset Entity and a wholly owned Affiliate of IRESI (the “Permitted Affiliate Transferee”); and

(3)       payment to Lender of a processing fee in the amount of $2,000 at the time of consummation of the Transfer.

(v)       IRESI Merger (Affiliate): Notwithstanding any provision contained in the Loan Documents to the contrary, a “Transfer” shall not include (1) any issuance, sale or transfer of interests in IRESI or any successor entity resulting from any merger permitted hereunder, or (2) the merger of IRESI with any of the following entities: (a) Inland Real Estate Investment Corporation, a Delaware corporation, (b) Inland Real Estate Income Trust, Inc., a Delaware corporation, (c) any other real estate investment trust sponsored by Inland Real Estate Investment Corporation, (d) any other entity composed entirely of any of the foregoing, by merger or other business combination, or (e) entities in which The Inland Group, Inc. or the majority shareholders of The Inland Group, Inc. as of the date hereof hold majority ownership and control, whether directly or indirectly through affiliates and subsidiaries; provided, however, (x) Lender shall receive not less than 30 days prior written notice of any such proposed merger and (y) the surviving entity’s net worth shall equal or exceed IRESI’ net worth immediately prior to such merger. A processing fee shall not be assessed in connection with a merger under this Section, but Borrower shall be responsible for payment of all reasonable and customary third-party expenses (including reasonable attorneys’ fees and disbursements) actually incurred by Lender for the Loan in connection with such transfer.

Section 6.20      Notice. Each notice, consent, request, report or other communication under any Loan Document (each, a “Notice”) that any party hereto may desire or be required to give to the other shall be deemed to be an adequate and sufficient notice if given in writing and service is made by either (i) personal delivery; or (ii) nationally recognized overnight air courier, next day delivery, prepaid, in which case such notice shall be deemed to have been received one (1) business day following delivery to such nationally recognized overnight air courier. All Notices shall be addressed as follows:

Borrower:	IRESI Vernon Hills Commons, L.L.C. c/o Inland Residential Properties Trust, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523 Attn: President
with a copy to: with a copy to Guarantor:

The Inland REAL ESTATE GROUP, iNC.

2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: General Counsel

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

2901 Butterfield Road
Oak Brook, Illinois 60523

Attn: President

Lender:	PARKWAY BANK AND TRUST COMPANY 4800 North Harlem Avenue Harwood Heights, Illinois 60706 Attention: Gregory T. Bear, Executive Vice President
with a copy to:	LATIMER LEVAY FYOCK LLC 55 W. Monroe Street, Suite 1100 Chicago, Illinois 60603 Attention: Sheryl A. Fyock, Esq.

or to such other place as any party may by written notice to the other parties hereafter designate as a place for service of notice. Borrower shall not be permitted to designate more than one place for service of Notice concurrently.

Section 6.21.      Customer Identification - USA Patriot Act Notice; OFAC and Bank Secrecy Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify, and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Lender to identify Borrower in accordance with the Act. In addition, Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls Borrower or any subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

[Remainder of page intentionally blank; signatures follow]

IN WITNESS WHEREOF, Borrower and Lender have caused this Loan Agreement to be executed as of the date first above written.

Borrower:

IRESI Vernon Hills Commons, L.L.C.,
a Delaware limited liability company

By:	Inland Residential Operating Partnership, L.P., a Delaware limited partnership, its sole member

By:	Inland Residential Properties Trust, Inc., a Maryland corporation, its general partner

By:        /s/ David Z. Lichterman

Name:   David Z. Lichterman

Its:         Chief Accounting Officer,

              Treasurer and Vice President

Bank:

Parkway Bank and Trust Company,
an Illinois banking corporation

By:         /s/ Marianne L. Wagener

Name:   Marianne L. Wagener

Its:         Senior Vice President